EXHIBIT 99.1

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

Hooper Holmes James Calver Chief Executive Officer (908) 766-5000

PRESS RELEASE

Investors: Jonathan Birt / Evan Smith Media: Sean Leous Financial Dynamics 212-850-5600

Hooper Holmes Receives AMEX Notice Regarding Delayed Filing of Form 10-K

Announces the amount of a Non-Cash Impairment Charge

BASKING RIDGE, N.J., April 7, 2006 — Hooper Holmes, Inc. (AMEX: HH) announced today that it has received a written notice from the American Stock Exchange (Amex) stating that the Company’s failure to timely file with the Securities and Exchange Commission its annual report on Form 10-K as of and for the year ended December 31, 2005 is a material violation of the Company’s listing agreement with the Amex and therefore, the Amex is authorized to suspend and, unless prompt corrective action is taken, remove the Company’s securities from the Amex. To be timely, the Form 10-K needed to be filed on or before March 31, 2006.

To maintain its Amex listing, Hooper Holmes must submit a plan by April 17, 2006 advising the Amex of the action the Company has taken, or will take, that will bring the Company into compliance with the Amex continued listing standards by no later than June 2, 2006. If the Company is not in compliance by that date or does not make progress consistent with its plan during the plan period, it will be subject to delisting proceedings. The Company anticipates that it will be able to file its Form 10-K on or prior to April 25, 2006 and that upon such filing, it will be in full compliance with the Amex continued listing standards. As previously disclosed, the delay in filing the Form 10-K is primarily attributable to the continued additional review procedures being performed in connection with the intended restatements of prior period consolidated financial information that will be included in the Form 10-K. The nature of the restatements has been previously disclosed in the Company’s press release of February 23, 2006

The Company also announced that it has completed its annual testing for impairment of goodwill and other intangible assets and, on the basis of that assessment, has determined to recognize a pre-tax non-cash impairment charge as of the year-end 2005 in the aggregate amount of $132.6 million. Of this amount, $114.6 million represents the write-off of goodwill and the balance, $18.0 million, represents the write-off of intangible assets. This impairment write-off is subject to review by the Company’s independent auditors. The Company does not expect the charge to have any adverse effect on the Company’s business outlook for future fiscal periods.

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Hooper Holmes, Inc. provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile and workers’ compensation insurance industries. The Company provides these health information services through over 265 locations nationwide and in the United Kingdom.

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include industry conditions, market demand and pricing, competitive and cost factors, the reorganization of the Company, changes in the regulatory environments in which the Company operates and other factors, are incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of April 7, 2006, and the Company undertakes no duty to update this information unless required by law.